UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

November 15, 2004

Carmike Cinemas, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-14993	58-1469127

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1301 First Avenue, Columbus, Georgia		31901

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (706) 576-3400

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.      Results of Operations and Financial Condition.

     On November 15, 2004, Carmike Cinemas, Inc. (the “Company”) issued a press release (the “Press Release”) announcing, among other things, certain preliminary information regarding the Company’s results of operations for the quarter ended September 30, 2004. A copy of the Press Release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 2.02 by reference.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

     In light of the Company’s delayed filing of its Form 10-Q for the quarter ended September 30, 2004, the Company is providing information regarding certain debt and other obligations. The Company has (i) a revolving credit facility, dated February 4, 2004 ($0 outstanding at November 15, 2004), (ii) a term loan facility, also dated February 4, 2004 ($99.25 million outstanding at November 15, 2004), (iii) 7.500% senior subordinated notes due 2014 ($150 million principal amount outstanding at November 15, 2004) and (iv) a second amended and restated master lease, dated September 1, 2001, with MoviePlex Realty Leasing, LLC.

     Under the terms of the revolver and term facilities, the Company has agreed to provide the lenders with quarterly financial statements and related documents within 45 days after the end of the first three calendar quarters. As a result of the Company’s failure to timely provide such financial statements, the Company is in default under the revolver and the term facility. While in default (absent a waiver from the lenders), the Company may not borrow under its revolver. The Company does not currently intend to borrow under its revolver for the foreseeable future. Absent a waiver, the Company has 30 days (on or prior to December 14, 2004) to cure the default and, if not waived or cured within such period, the default would become an event of default. If an event of default occurs, the lenders would be entitled to receive higher default interest and could immediately accelerate the maturity of all amounts due and payable under the revolver (currently $0) and term facility ($99.25 million at November 15, 2004).

     Under the terms of the indenture governing the Company’s 7.500% notes, the Company has covenanted to file reports with the SEC within the time periods specified by SEC rules and regulations. As noted in the press release attached as Exhibit 99.1, the Company currently intends to file a Notification of Late Filing with the SEC to extend the filing deadline for its Form 10-Q for 5 calendar days. After such date, the trustee or holders of at least 25% in aggregate principal amount of the notes may provide notice to the Company of its failure to comply with the indenture. Failure to file the Form 10-Q for the third quarter within 60 days after the receipt of such notice would result in an event of default under the indenture. The indenture also provides that there will be an event of default if the Company fails to pay outstanding indebtedness under its revolver or term loan prior to their stated maturities or upon an acceleration prior to their stated maturities. If an event of default occurs under the indenture, the trustee or holders of at least 25% in aggregate principal amount of the notes could immediately accelerate the maturity of the notes ($150 million principal amount outstanding at November 15, 2004).

     Pursuant to the MoviePlex lease agreement, the Company has covenanted to provide quarterly financial statements within 45 days after the end of the first three calendar quarters. The Company would be in default under the MoviePlex lease agreement if the failure to provide quarterly financials is not cured (i) as soon as reasonably practicable and (ii) in any event within 30 days of notice from the landlord. However, if the cure cannot reasonably be accomplished within such 30 day period, no default occurs if the Company commences the cure within such 30 day period and diligently continues to effectuate such cure to completion. Upon the failure to timely cure a default, the landlord would be entitled to accelerate rent and certain other payments due under the lease.

     The acceleration of the Company’s outstanding indebtedness or other obligations could have a material adverse effect on the Company’s financial condition and results of operations.

Item 8.01.      Other Events.

     In addition to the matters set forth in Item 2.02 of this Current Report on Form 8-K, the contents of which are incorporated into this Item 8.01 by reference, the Press Release also announced, among other things, that the Company is delaying the filing of its Form 10-Q for the quarter ended September 30, 2004 due to the Company’s ongoing evaluation of certain lease accounting issues and other transactions arising in prior years. The contents of the Press Release, which is being filed as Exhibit 99.1 to this Current Report on Form 8-K, are incorporated into this Item 8.01 by reference.

Item 9.01.      Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit 99.1      Press release issued by Carmike Cinemas, Inc. on November 15, 2004.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARMIKE CINEMAS, INC.
Date: November 15, 2004	By:	/s/ Martin A. Durant
Martin A. Durant
Senior Vice President – Finance, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued by Carmike Cinemas, Inc. on November 15, 2004.